Exhibit 10.5

Transition Employment Agreement with William J. Kelley

Exhibit 10.5

STATE OF FLORIDA	)
	)	TRANSITION EMPLOYMENT
COUNTY OF NASSAU	)	AGREEMENT

        This Transition Employment Agreement (the “Agreement”) is entered into this 16th day of January, 2004, by and among First Capital Bank Holding Corporation, a Florida corporation (the “Company”), First National Bank of Nassau County, a national bank organized under the laws of the United States (the “Bank”), and William J. Kelley (the “Executive”).

W  I  T  N  E   S  S  E  T   H

        WHEREAS, the Bank is a national bank organized under the laws of the United States and operating in Nassau County, Florida; and

        WHEREAS, Executive is the Senior Vice President of Wholesale Mortgage Lending of the Bank; and

        WHEREAS, Executive and the Bank are parties to an Employment Agreement dated January 18, 2001; and

        WHEREAS, Executive and the Company are parties to an Option Agreement dated [January 18, 2001] (the “Stock Option Agreement”); and

        WHEREAS, the term of Executive’s employment with the Bank under the Employment Agreement ends on January 18, 2004, and the parties desire to enter into this Agreement to set forth the intentions of the parties regarding the proposed sale of the Bank’s wholesale mortgage division and Executive’s assistance with the sale and continued employment with the Bank beyond the expiration of the term of the Employment Agreement; and

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, the Company, and the Bank hereby agree as follows:

        1.     Continuation of Executive’s Employment. Executive agrees to continue as the Senior Vice President of Wholesale Mortgage Lending of the Bank until February 29, 2004. However, if the Bank receives a letter of intent to purchase the wholesale mortgage division from a qualified buyer prior to February 29, 2004, Executive will continue as Senior Vice President of Wholesale Mortgage Lending of the Bank until the earlier to occur of the closing of the sale of the wholesale mortgage division and April 30, 2004. If no letter of intent is received by February 29, 2004, or if a sale is not closed by April 30, 2004, Executive will continue as a Bank employee for a period of thirty days thereafter to assist in the orderly transition of or shutdown of the wholesale mortgage division. Executive agrees that during this 30-day notice period he will assist in an orderly transition of or shut-down of the wholesale mortgage division. Upon the termination of Executive’s employment with the Bank (the “Termination Date”), Executive shall resign from any and all positions he holds with the Bank and the Company.

        2.     Employment Terms. From the date of this Agreement through the Termination Date, Executive’s employment with the Bank shall continue to be on the terms set forth in Sections 3, 4, 5, 6, 7, and 8 of the Employment Agreement, and Executive shall continue to be compensated as he currently is under the Employment Agreement, including the Additional Compensation as calculated in Attachment A to the Employment Agreement. In addition, Sections 10 and 11 of the Employment Agreement shall continue in effect, except that in the event of a termination by the Bank without cause, Executive shall be entitled to receive payment for his base salary through the end of the term of this Agreement rather than for a period of 12 months, and Section 11 is hereby amended to eliminate the reference to the payment of any benefits under Section 9(a) of the Employment Agreement.

        3.     Bonus for Assistance in Selling the Wholesale Mortgage Division. Executive understands that the Bank has engaged Allen C. Ewing & Co. (“Ewing”) to assist it in selling its wholesale mortgage division, and Executive agrees to actively assist the Bank and Ewing with this sale. The Bank agrees that, upon the closing of the sale of the wholesale mortgage division, Executive shall be entitled to a bonus equal to 30% of the consideration received by the Bank in the sale, net of expenses related to the sale such as investment banking and legal fees. The bonus shall be payable at the time of receipt by the Bank of the consideration in the sale, so that if there is any deferred payment to the Bank in the sale, the bonus with respect to the deferred payment will not be due to Executive until receipt of the deferred payment by the Bank. This bonus payment will be contingent upon (i) Executive remaining employed by the Bank through the date of the sale (unless Executive’s employment is terminated without cause by the Bank) and (ii) Executive agreeing to a new employment agreement with the acquiring entity.

        4.     Stock Options. Pursuant to the Stock Option Agreement, the Company has previously granted to Executive stock options for an aggregate of 15,000 shares of common stock, of which 12,000 shares have vested as of January 18, 2004. The Company agrees that, notwithstanding a provision to the contrary in the Stock Option Agreement, if Executive remains employed by the Bank through the date of the sale of the Bank’s wholesale mortgage division (or if Executive’s employment is terminated without cause by the Bank while a sale is pending), the options for all 15,000 shares shall be vested upon the Termination Date and shall remain exercisable for a period of 90 days from the Termination Date, subject to the other terms specified in such agreement. The parties agree that this section amends the Stock Option Agreement to reflect the changes described herein, and that otherwise the Stock Option Agreement continues in effect.

        5.     Return of Executive Property. Executive represents and warrants that, upon the Termination Date, he shall deliver any and all documents, materials or other objects or things (and any copies or duplicates of such things) in his possession, custody or control which relate to the operations or business of the Company or the Bank, regardless of whether or not the documents or materials or other things were prepared by Executive. Executive also agrees that, both during the term of this Agreement and following the Termination Date, he shall preserve the confidentiality of and shall not use or disclose any trade secrets (as defined by Florida law) of the Company or the Bank, except in the course of his employment with the Bank.

        6.     Binding Agreement. This Agreement shall bind and inure to the benefit of the Bank and the Company, their respective successors and assigns, and Executive and his or her heirs and legal representatives. Executive’s rights and obligations under this Agreement are personal and not assignable. This Agreement may be assigned by the Bank upon written notice to Executive at his last known address as reflected in the Bank’s records.

        7.     No Waiver. No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any breach of any other provision. No delay with regard to enforcement of any breach of any provision of this Agreement shall be construed to be a waiver of such breach. Any revisions or modifications of this Agreement must be in writing and must be signed by both parties hereto to be effective.

        8.     Entire Agreement. The Stock Option Agreement and Sections 3 through 8, 10, and 11 of the Employment Agreement remain in full force and effect as amended by this Agreement. Sections 9 and 12 of the Employment Agreement are superseded by this Agreement. Any other prior agreements, written or oral, are superseded by this Agreement.

        9.     Severability and Substitution of Valid Provisions. The parties agree that the covenants contained herein are to be construed as agreements independent of each other. Should any provision of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, the remainder shall remain in full force and effect. Further, to the extent that any provision of this Agreement is deemed unenforceable, the parties agree that the covenant or provision shall be enforced to the fullest extent possible under the laws and public policies of the State of Florida.

        10.     Applicable Law and Choice of Forum. This Agreement shall be interpreted in accordance with the laws of the State of Florida. Further, both parties agree that any action brought to enforce this Agreement must be brought within a court of competent jurisdiction located within Duval or Nassau County, Florida.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Witnesses:	First National Bank of Nassau County

/s/ xxx	By: /s/ Suellen Rodeffer Garner

/s/ xxx	Its: Chairman

Witnesses:	First Capital Bank Holding Corporation

/s/ xxx	By: /s/ Suellen Rodeffer Garner

January 16, 2004	Its: Chairman

Witnesses:	Executive:

/s/ xxx	By: /s/ William J. Kelley, January 16, 2004 William J. Kelley

January 16, 2004